Exhibit 10.2
DIGITALBRIDGE GROUP, INC.
2014 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

DigitalBridge Group, Inc., a Maryland corporation (the “Company”), through a web-based grant system supported by Bank of America Merrill Lynch, has granted (the “Grant”) Restricted Stock Units relating to shares of its Class A Common Stock, $0.01 par value per share (the “Stock”) to you as Grantee, subject to the vesting and other conditions as set forth in the Grant (the “PSUs”). Additional terms and conditions of the Grant are set forth in the online acceptance form and this Performance Restricted Stock Unit Agreement (collectively, the “Agreement”) and in the Amended and Restated DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”). Each PSU is hereby granted in tandem with a corresponding Dividend Equivalent Right, as further described below. This is not a stock certificate or a negotiable instrument.

PSUs	This Agreement evidences an award of PSUs in the number set forth on the online acceptance form accompanying this Agreement, together with an equivalent number of tandem Dividend Equivalent Rights and subject to the vesting and other conditions set forth herein, in the Plan, and in the online acceptance form accompanying this Agreement.

Transfer of Unvested PSUs	Unvested PSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately forfeit the PSUs.

Vesting
Your rights to the PSUs under this Agreement shall vest in accordance with the vesting conditions set forth in Exhibit A and the online acceptance form accompanying this Agreement so long as you continue in Service through the Third Anniversary Date, subject to the below.

In the event that you experience a termination of your Service for any reason prior to the Third Anniversary Date, except as provided below or in this Agreement, all PSUs granted pursuant to this Agreement shall immediately and automatically be forfeited to the Company. Notwithstanding the foregoing, if (a) your Service terminates (i) prior to the First Anniversary Date for a reason other than Cause, or (ii) at any time prior to the Third Anniversary Date for Cause, none of your Target Number of PSUs shall remain outstanding and, except to the extent provided below with respect to death or Disability or a Change in Control, all of your Target Number of PSUs shall thereupon automatically be forfeited without payment of any consideration thereof, (b) your Service terminates on or after the First Anniversary Date but prior to the Second Anniversary Date for a reason other than Cause, the number of PSUs equal to one-third (1/3) of your Target Number of PSUs shall remain outstanding, and, except to the extent provided below with respect to death or Disability or a Change in Control, the remainder of your Target Number of PSUs shall thereupon automatically be forfeited without payment of any consideration therefor, (c) if your Service terminates on or after the Second Anniversary Date but prior to the

Third Anniversary Date for a reason other than Cause, the number of PSUs equal to two-thirds (2/3) of your Target Number of PSUs shall remain outstanding, and, except to the extent provided below with respect to death or Disability or a Change in Control, the remainder of your Target Number of PSUs shall thereupon automatically be forfeited without payment of any consideration therefor, and (d) you continue in Service on the Third Anniversary Date, all of your Target Number of PSUs shall remain outstanding. The reduced number of PSUs that remain outstanding on your termination of Service in accordance with this paragraph shall replace your Target Number of PSUs and shall be eligible to vest subject to achievement of the Performance Goals.

For any PSUs that are forfeited in accordance with the foregoing, you will also automatically forfeit to the Company any Dividend Equivalent Right associated with such forfeited PSU.

The foregoing is subject to any express provisions provided in this Agreement, the Plan, or a Services Agreement. To the extent a Services Agreement provides for vesting of the PSUs under this Agreement in connection with a termination of your Service or in the event of a Change in Control (and except as otherwise expressly provided in such Services Agreement), the Target Number of PSUs shall remain outstanding and shall be eligible to vest subject to achievement of the Performance Goals.

Death or Disability
Notwithstanding the foregoing, if your Service terminates prior to the Third Anniversary Date on account of your death or Disability, an additional number of PSUs equal to a pro-rata percentage of one-third (1/3) of your Target Number of PSUs, calculated based on the percentage of the calendar year that elapsed from the beginning of such calendar year through the date of your death or Disability, shall remain outstanding in respect of the calendar year in which the termination of your Service due to death or Disability occurs. The additional pro-rata number of PSUs so determined shall be added to the number determined on account of your termination other than for Cause, and this total instead shall remain outstanding, shall replace your Target Number of PSUs, and shall be eligible to vest subject to achievement of the Performance Goals. The remainder of your Target Number of PSUs shall thereupon automatically be forfeited without payment of any consideration therefor.

Change in Control
If (i) the Company consummates a Change in Control prior to the Cycle End Date and (ii) the Company or a successor entity does not assume the PSUs or substitute equivalent restricted securities for the PSUs in connection with such Change in Control, your outstanding PSUs (which shall not be reduced in accordance with the “Vesting” terms of this Agreement in the event you experience an Involuntary Termination at any time within the three-month period prior to such Change in Control) will vest as of immediately prior to such Change in Control at the Change in Control Value.

 If (i) the Company consummates a Change in Control prior to the Cycle End Date, (ii) the Company or a successor entity assumes the PSUs or substitutes equivalent restricted securities for the PSUs in connection with such Change in Control and (iii) you experience an Involuntary Termination in the period commencing three (3) months prior to such Change in Control and ending twenty-four (24) months following such Change in Control, your outstanding PSUs (which shall not be reduced in accordance with the “Vesting” terms of this Agreement as a result of such Involuntary Termination) will vest (x) as of immediately prior to such Change in Control in the case of an Involuntary Termination prior to such Change in Control or (y) upon such Involuntary Termination in the case of an Involuntary Termination in the twenty-four (24) month period following such Change in Control, at the Change in Control Value. The approval of the Administrator shall be required for any assumption or substitution by the Company or a successor entity described in the foregoing sentence or in the following paragraph.

If (i) the Company consummates a Change in Control prior to the Cycle End Date, (ii) the Company or a successor entity assumes the PSUs or substitutes equivalent restricted securities for the PSUs in connection with such Change in Control and (iii) (A) your Service terminates for any reason more than three (3) months prior to such Change in Control or (B) your Service terminates for a reason other than an Involuntary Termination within three (3) months of such Change in Control, your outstanding PSUs will vest as of immediately prior to such Change in Control at the Change in Control Value.

Forfeiture of Unvested PSUs
To the extent that some or all of the PSUs do not become vested based on achievement of the Performance Goals set forth in Exhibit A and the online acceptance form accompanying this Agreement for the Performance Cycle, such unvested PSUs and all Dividend Equivalent Rights associated with such unvested PSUs, shall thereupon automatically be forfeited without payment of any consideration therefor.

Dividend Equivalent Rights
For each PSU that vests, a Dividend Equivalent Right shall become payable as of the vesting date. Each Dividend Equivalent Right that becomes payable shall be paid in cash, unless otherwise determined by the Company, at the time of settlement of the underlying PSUs, in an amount equal to the total dividends per share of Stock with applicable record dates occurring during the period beginning on the Grant Date and ending on the delivery date of the shares of Stock. If the PSU linked to a Dividend Equivalent Right fails to vest or fails to remain outstanding and is forfeited for any reason, then (a) the linked Dividend Equivalent Right shall be forfeited as well; (b) any amounts otherwise payable in respect of such Dividend Equivalent Right shall be forfeited without payment; and (c) the Company shall have no further obligations in respect of such Dividend Equivalent Right. The Grantee shall not be entitled to any payment under a Dividend Equivalent Right with respect to any dividend with an applicable record date that occurs prior to the Grant Date or after settlement of the PSU. Any payment in respect of Dividend Equivalent Rights shall be treated separately from the PSUs for purposes of the designation of time and form of payments required by Code Section 409A.
Delivery
Delivery of the shares of Stock represented by your vested PSUs, if any, shall be made as soon as administratively practicable after the date on which your PSUs vest, but in no event later than March 15th of the calendar year following such vesting date.

Evidence of Issuance	The issuance of the shares of Stock with respect to the Grant of PSUs evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more share certificates.

Forfeiture of Rights
If you should take actions in material violation or material breach of or in material conflict with any (a) Services Agreement, (b) secondment agreement, (c) Company policy or procedure, (d) other agreement, or (e) any other obligation to any Applicable Entity, the Company has the right to cause an immediate forfeiture of your rights to the PSUs under this Agreement, and you will immediately forfeit the PSUs to the Company.

In addition, if you have vested in PSUs during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount, net of any taxes paid or required to be paid with respect to such PSUs, determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the PSUs or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes
You agree as a condition of this Grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the PSUs, the issuance of shares of Stock with respect to the PSUs, or the payment of Dividend Equivalent Rights. In the event that any Applicable Entity determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs or Dividend Equivalent Rights, the Applicable Entity shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Applicable Entity (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights
This Agreement and the Grant evidenced hereby do not give you the right to be retained by any Applicable Entity in any capacity. Unless otherwise specified in an employment or other written agreement between the Applicable Entity and you, the Applicable Entity reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights
You have no rights as a stockholder with respect to the PSUs unless and until shares of Stock relating to the PSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. Other than with respect to the Dividend Equivalent Rights provided in this Agreement, no adjustment shall be made for a dividend or other right for which the record date is prior to the date on which your share certificate is issued (or an appropriate entry is made).

Your Grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Clawback
This Grant is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or any other Board-approved clawback policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy, or pursuant to any applicable laws which impose mandatory recoupment.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and any Applicable Entity (each a “Services Agreement”) shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, an Applicable Entity may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Applicable Entity to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to any Applicable Entity to process any such personal data.

Code Section 409A
The Grant of PSUs under this Agreement is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither an Applicable Entity nor the Administrator will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither an Applicable Entity nor the Administrator will have any liability to you for such tax or penalty.

To the extent that the PSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a “Separation from Service” within the meaning of Section 409A. If, at the time of your Separation from Service, (a) you are a “specified employee” within the meaning of Section 409A, and (b) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of PSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Certain Definitions
For the purposes of this Agreement (including Exhibit A), the following terms shall be defined as set forth below:

“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary or, in the Administrator’s discretion, any majority-owned Subsidiary of the Company.

“Applicable Entity” means the Company and its Affiliates

“Cause” means, unless otherwise provided in a Services Agreement, with respect to any Grantee, as determined by the Company, (a) repeated violations by such Grantee of such Grantee’s obligations to the Applicable Entity (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Grantee’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Applicable Entity, and which are not remedied within a reasonable period of time after such Grantee’s receipt of written notice from the Applicable Entity specifying such violations; (b) the conviction of such Grantee of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Grantee at the expense of the Applicable Entity; or (c) prior to a Change in Control, such other events as shall be determined by the Administrator in its sole discretion. Any determination by the Administrator whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.

“Change in Control Value” means the greater of (i) your outstanding Target Number of PSUs or (ii) the number of PSUs you have been entitled to in accordance with the vesting conditions set forth in Exhibit A, (A) treating the end of the most recently completed fiscal year prior to the Change in Control as the Cycle End Date, if vesting in connection with such Change in Control or (B) treating the end of the most recently completed fiscal year prior to your termination of employment as the Cycle End Date, if vesting following such Change in Control.

“Commencement Date” means the first day of the Performance Cycle.
“Cycle End Date” means the last day of the Performance Cycle or such earlier date determined pursuant to the terms of the Plan or this Agreement.
“Disability” means, unless otherwise provided in a Services Agreement, the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“First Anniversary Date” means the first anniversary of the Commencement Date.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by an Applicable Entity for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in a Services Agreement, or if none, then your voluntary resignation following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment as of the Change in Control or an Applicable Entity requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Applicable Entity’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination” pursuant to clause (ii) in the immediately preceding sentence, you must provide notice to the Applicable Entity of any of the foregoing occurrences within ninety (90) days of the initial occurrence, and the Applicable Entity shall have thirty (30) days to remedy such occurrence.

“Performance Cycle” has the meaning set forth on the online acceptance form accompanying this Agreement.

“Second Anniversary Date” means the second anniversary of the Commencement Date.
“Service” means service as a Service Provider to any Applicable Entity. Unless otherwise stated in the applicable award agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to any Applicable Entity. Notwithstanding any other provision to the contrary, for any individual providing services solely as a director, only service to the Company or any of its Subsidiaries constitutes Service. If the Service Provider’s employment or other service relationship is with an Affiliate of the Company and that entity ceases to be an Affiliate of the Company, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate of the Company unless otherwise determined by the Administrator or the Service Provider transfers his or her employment or other service relationship to the Company or its remaining Affiliates.

“Service Provider” means an officer, director (including a Non-Employee Director), employee, co-employee, consultant or advisor providing services to an Applicable Entity.

“Third Anniversary Date” means the third anniversary of the Commencement Date.

By accepting and not rejecting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A
DIGITALBRIDGE GROUP, INC.
2014 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PERFORMANCE GOALS

1.    Generally. The PSUs (and their corresponding Dividend Equivalent Rights) shall vest in accordance with the provisions of this Exhibit A. The number of PSUs that vest as of the Cycle End Date shall be rounded down to the nearest whole PSU, but in no event shall the aggregate number of PSUs that vest and become payable in accordance with this award exceed 200% of the Target Number of PSUs.

2.    Performance Goals. Except as otherwise provided in this Agreement, the Plan, or a Services Agreement, the Grantee shall be eligible to become vested, as of the Cycle End Date, in a number of PSUs based on the Company’s achievement of the Performance Goals, which includes attainment of a certain Cumulative Distributable Earnings Per Share during the Performance Cycle and the Company’s TSR Percentile for the Performance Cycle, determined in accordance with the following formula:

Number of Vested PSUs	=	Target Number of PSUs	x	CDE Percentage	x	Relative TSR Modifier

3.    CDE Percentage. The “CDE Percentage” shall be determined based on Cumulative Distributable Earnings Per Share for the Performance Cycle, in accordance with the following:

	Cumulative Distributable Earnings Per Share for the Performance Cycle	CDE Percentage
Below Threshold
Threshold
Target
Maximum

If the Cumulative Distributable Earnings Per Share for the Performance Cycle is greater than the “Threshold” level and is between two points set forth above, then the CDE Percentage shall be determined by linear interpolation between such points.

4.    Relative TSR Modifier. The “Relative TSR Modifier” shall be determined on the Company’s TSR Percentile for the Performance Cycle, in accordance with the following:

	TSR Percentile for the Performance Cycle	Relative TSR Modifier
Threshold	≤ 30th percentile	0.80
Target	55th percentile	1.00
Maximum	≥ 80th percentile	1.20

(a)    If the TSR Percentile is greater than the “Threshold” level and is between two points set forth above, then the Relative TSR Modifier shall be determined by linear interpolation between such points.
(b)    Notwithstanding anything to the contrary in this Exhibit A, in the event that the Company’s TSR is negative for the Performance Cycle, the maximum Relative TSR Modifier shall be capped at 1.00.

5.    Certification. Promptly following the completion of the Performance Cycle, the Administrator will review and certify (a) whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and (b) the number of PSUs, if any, that vested as of the Cycle End Date. Such certification will be final, conclusive, and binding.

6.    Definitions. The capitalized terms below shall have the following meanings for purposes of the Agreement, including this Exhibit A. Capitalized terms that are used but not defined herein shall have the meanings provided in the Plan or in the Agreement to which this Exhibit A is attached.

a.    “Cumulative Distributable Earnings Per Share” means the sum of the Company’s Distributable Earnings Per Share for each calendar year during the Performance Cycle.

b.    “Diluted Shares” means the number of “Diluted shares and OP units outstanding” as set forth in, or as described in, or as determined for the purpose of, the Company’s Supplemental Financial Disclosure Presentation for the applicable year (as historically filed with the Company’s earnings release on Form 8-K following the end of each calendar year).

c.    “Distributable Earnings” shall have the meaning set forth in, or as described in, or as determined for the purpose of, the Company’s report on Form 10-K for each calendar year during the Performance Cycle, less equity-based compensation expense.

d.    “Distributable Earnings Per Share” means, for each calendar year during the Performance Cycle, the quotient of (i) Distributable Earnings for such calendar year, divided by (ii) the Diluted Shares as of the last day of such calendar year (or such earlier date in such calendar year determined pursuant to the terms of the Plan or this Agreement).

e.    “Fair Market Value” means, as of a given date, the average of the closing prices of the shares of Stock on a national securities exchange over the twenty (20) trading day period leading up to and including such date.

f.    “Final Per Share Value” means the Fair Market Value of one (1) share of Stock as of the Cycle End Date.

g.    “Initial Per Share Value” means the closing price of one (1) share of Stock on a national securities exchange as of the Commencement Date.

h.    “Peer Group Companies” means, the list of peer group companies approved by the compensation committee of the Board as listed below that comprise the Dow Jones U.S. Asset Managers Index; provided, however:

(i)    In the event that a company listed as part of the Peer Group Companies experiences a merger, acquisition, spinoff, or other corporate transaction in which the company is not the surviving entity or ceases to be a company listed on an established securities market, such company shall be eliminated from the Peer Group Companies for the entire Performance Cycle and shall not be treated as a constituent member of the Peer Group Companies for purposes of the calculations under this Exhibit A. In such a situation, for purposes of the calculations under this Exhibit A, the remaining companies shall constitute the Peer Group Companies.

(ii)    In the event that a company listed as part of the Peer Group Companies enters bankruptcy during the Performance Cycle, such company shall be placed at the lowest rank in the Peer Group Companies when determining the TSR Percentile.

[List of Companies]
i.    “TSR” means the percentage appreciation (positive or negative) in the Fair Market Value of one (1) share of Stock from the Commencement Date to the Cycle End Date, determined by dividing (1) the sum of (A) the excess of the Final Per Share Value over the Initial Per Share Value, plus (B) the aggregate dividends (including special dividends) per share of stock with a record date on or after the Commencement Date and prior to or on the Cycle End Date (assuming the reinvestment of dividends as calculated by a third party such as Appraisal Economics), by (2) the Initial Per Share Value. In the event of a change in capitalization that occurs during the Performance Cycle, the Administrator shall make appropriate adjustments to TSR or the component measures thereunder as it determines, in its sole discretion, to be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement prior to such change in capitalization.

j.    “TSR Percentile” means, as of the Cycle End Date, the percentile ranking (as determined in accordance with standard statistical methodology) of the Company’s TSR over the Performance Cycle as compared to the range of total shareholder return of the component companies among the Peer Group Companies (calculated in a manner consistent with TSR calculations under this Exhibit A) over the Performance Cycle.

Notice of Restricted Stock Units Award of DigitalBridge Group, Inc.

Company Name	DigitalBridge Group, Inc.
Plan	Amended and Restated DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan
Grantee ID	/$OptioneeID$/
Grantee Name	/$ParticipantName$/
Grantee Address	/$ParticipantAddress$/
Grant/Award Type	PSUs
Grant Unit Price Closing Price on Commencement Date Target Number of PSUs*	$[__] $[__] /$AwardsGranted$/
Grant Date	[__]
Cycle End Date	[__]
Performance Cycle	The period beginning on [__] and ending on the Cycle End Date.
*Subject to reduction pursuant to the terms of the Award Agreement.
Vesting Conditions: The vesting conditions for this award are set forth in the Agreement, including Exhibit A.